UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

August 3, 2009

Date of Report (date of earliest event reported)

Overstock.com, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-49799	87-0634302
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6350 South 3000 East

Salt Lake City, Utah 84121

(Address of principal executive offices)

(801) 947-3100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02               Termination of a Material Definitive Agreement.

On August 3, 2009 Overstock.com, Inc. (the “Company”) terminated its Amended and Restated Loan and Security Agreement dated January 6, 2009 (the “Agreement”) with Wells Fargo Retail Finance, LLC (“WFRF”).  The Company terminated the Agreement because it provided little or no additional liquidity to the Company and imposed a variety of fees and restrictions on the Company.  The Company paid an aggregate of approximately $135,000 in net fees and expenses to WFRF in connection with the termination of the Agreement.

WFRF is an affiliate of Wells Fargo Bank, National Association.  The Company has a $30 million cash-secured credit facility with Wells Fargo Bank, National Association, which the Company uses primarily to procure letters of credit from time to time.  Wells Fargo Bank, National Association or its affiliates have also provided other commercial services to the Company from time to time.

The Agreement is filed as Exhibit 10.1 to this Report on Form 8-K, and reference is hereby made to the text of the Agreement for a more complete description of its terms.

Item 9.01                                             Financial Statements and Exhibits

(d)                                 Exhibits.                10.1         Letter agreement dated August 3, 2009 terminating Amended and Restated Loan and Security Agreement.

Certain statements contained in this Form 8-K include statements that are “forward-looking statements.” There are risks that the Company faces that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. There also may be additional risks that the Company does not presently know or that it currently believes are immaterial which could also impair its business and results of operations. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVERSTOCK.COM, INC.

By:	/s/ Stephen J. Chesnut
Stephen J. Chesnut
Senior Vice President, Finance
Date: August 3, 2009